Exhibit 99.1

Contact:

Marshall Ames

Investor Relations

Lennar Corporation

(305) 485-2092

FOR IMMEDIATE RELEASE

Lennar Reports Record $9.30 Earnings Per Share for Fiscal 2003

Financial Highlights

2003 Fiscal Year

•	Record revenues of $8.9 billion—up 23%
•	Record net earnings of $751.4 million—up 38%
•	Record homebuilding operating earnings of $1.2 billion—up 40%
•	Record financial services operating earnings of $154.5 million—up 21%
•	Record deliveries of 32,180 homes—up 17%
•	Return on net capital of 23.2%

2003 Fourth Quarter

•	Record revenues of $2.9 billion—up 13%
•	Record net earnings of $283.2 million—up 26%
•	Gross margin % on sales of homes of 23.7%—up 80 basis points
•	Net debt to total capital decreased to 9.7%
•	Zero outstanding under $1 billion revolver and $1.2 billion of cash at year-end
•	Record new orders of 7,786—up 19%
•	Record backlog dollar value of $3.9 billion—up 21%

2004 / 2005 Goals

•	Fiscal 2004 EPS goal increased to $10.50 from $9.50 per share
•	Fiscal 2005 EPS goal of $12.00 per share

MIAMI, December 15, 2003 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported earnings for its fourth quarter and fiscal year ended November 30, 2003. Fourth quarter net earnings in 2003 increased 26% to $283.2 million, or $3.38 per share diluted, compared to net earnings of $225.0 million, or $2.87 per share diluted, in the fourth quarter of 2002. Net earnings for the year ended November 30, 2003 increased 38% to $751.4 million, or $9.30 per share diluted, compared to net earnings of $545.1 million, or $7.01 per share diluted, in 2002.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “Our diversified growth strategy of expanding both organically and through strategic acquisitions has propelled us to another record year of revenues and earnings in our homebuilding, land and financial services operations in 2003. Continuing supply constraints and strong demographic trends, together with low interest rates and improving economic trends, continue to position the homebuilding industry for future growth.”

Mr. Miller continued, “Our current strategic positions in all of our markets give us excellent visibility into 2004. With volume and communities in place, we are strategically focused on improving margins through various initiatives on cutting costs, while we continue to improve the quality of our homes.”

Mr. Miller concluded, “As a result of the confidence we have in our company, our record backlog entering 2004 and our strong balance sheet, we are increasing our EPS goal for fiscal 2004 to $10.50 from $9.50 per share and establishing a fiscal 2005 goal of $12.00 per share.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED NOVEMBER 30, 2003 COMPARED TO

THREE MONTHS ENDED NOVEMBER 30, 2002

Homebuilding

Revenues from sales of homes increased 12% in the fourth quarter of 2003 to $2.7 billion from $2.4 billion in the same period last year. Revenues were higher due primarily to a 14% increase in the number of home deliveries offset by a 2% decrease in the average sales price. New home deliveries increased to 10,456 homes in the fourth quarter of 2003 from 9,142 homes in the same period last year. In the fourth quarter of 2003, new home deliveries were higher in most of the Company’s markets, primarily in Florida and Texas, compared to 2002. The average sales price on homes delivered decreased to $255,000 in the fourth quarter of 2003 from $261,000 in 2002. The decrease was primarily due to changes in product and geographic mix. The largest impact on average sales price was in California as the Company focused its growth on the Inland Empire and Central Valley markets which have lower average sales prices, compared to the coastal California markets.

Gross profits on home sales increased to $631.3 million in the fourth quarter of 2003, compared to $545.3 million in 2002. Gross margin percentages on home sales were 23.7% in 2003, compared to 22.9% in 2002. Margins were positively impacted by a greater improvement from each of the Company’s regions, combined with lower interest costs due to a lower debt leverage ratio while the Company continues to grow.

Selling, general and administrative expenses as a percentage of revenues from home sales were 9.9% in the fourth quarter of 2003, compared to 9.8% in 2002.

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Gross profits on land sales totaled $48.2 million in the fourth quarter of 2003, compared to ($0.1) million in the same period in 2002. Profits were positively impacted by each of the Company’s regions, with strong contributions from the Company’s East and West regions. Equity in earnings from unconsolidated partnerships was $37.0 million in the fourth quarter of 2003, compared to $25.6 million in the same period last year. Management fees and other income, net totaled $6.3 million in the fourth quarter of 2003, compared to $7.9 million in the same period in 2002. Land sales, equity in earnings from unconsolidated partnerships and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions by the Company and unconsolidated partnerships in which it has investments.

Financial Services

Operating earnings for the Financial Services Division decreased to $33.6 million in the fourth quarter of 2003 from $47.4 million in the same period last year. The decline in operating earnings in 2003 was primarily due to a decrease in refinance transactions, which resulted in reduced profitability from the Division’s mortgage and title operations, compared to the same period in 2002. Additionally, in the fourth quarter of 2002, Strategic Technologies, Inc. generated a $5.0 million gain on the sale of a cable system.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.2% in both the fourth quarter of 2003 and 2002.

Other Information

Earnings per share amounts and average shares outstanding for 2003 and 2002 have been adjusted to reflect the effect of the Company’s April 2003 10% Class B common stock distribution. Additionally, diluted earnings per share for the fourth quarter of 2003 included 4.5 million shares related to the Company’s 5.125% contingent convertible debt securities. These shares were not included in diluted earnings per share in the fourth quarter of 2002 because the contingencies were not met.

Prior year amounts contain reclassifications to conform to the 2003 presentation. These reclassifications have no impact on reported net earnings. In the three months ended November 30, 2003, homebuilding results reflect reclassifications that have been made to interest expense (now included in cost of homes sold and cost of land sold), equity in earnings from unconsolidated partnerships and management fees and other income, net.

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YEAR ENDED NOVEMBER 30, 2003 COMPARED TO

YEAR ENDED NOVEMBER 30, 2002

Homebuilding

Revenues from sales of homes increased 22% in the year ended November 30, 2003 to $8.0 billion from $6.6 billion in 2002. Revenues were higher due primarily to a 17% increase in the number of home deliveries and a 4% increase in the average sales price. New home deliveries increased to 31,412 homes in the year ended November 30, 2003 from 26,825 homes last year. In the year ended November 30, 2003, new home deliveries were higher in most of the Company’s markets, primarily in California, Florida, Texas and Illinois, compared to 2002. The average sales price on homes delivered increased to $256,000 in the year ended November 30, 2003 from $245,000 last year, primarily due to an increase in the average sales price in some of the Company’s markets, combined with changes in product and geographic mix.

Gross profits on home sales increased to $1.9 billion in the year ended November 30, 2003, compared to $1.5 billion in 2002. Gross margin percentages on home sales were 23.1% in 2003, compared to 22.2% in 2002. Margins were positively impacted by a greater contribution from a strong California market, combined with lower interest costs due to a lower debt leverage ratio while the Company continues to grow.

Selling, general and administrative expenses as a percentage of revenues from home sales were 10.9% in the year ended November 30, 2003 compared to 10.7% in 2002.

Gross profits on land sales totaled $73.3 million in the year ended November 30, 2003, compared to $2.0 million in 2002. Profits were positively impacted by each of the Company’s regions, with strong contributions from the Company’s East and West regions. Equity in earnings from unconsolidated partnerships was $81.9 million in the year ended November 30, 2003, compared to $42.7 million last year. Management fees and other income, net totaled $21.9 million in the year ended November 30, 2003, compared to $33.3 million in 2002. Land sales, equity in earnings from unconsolidated partnerships, and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions by the Company and unconsolidated partnerships in which it has investments.

Financial Services

Operating earnings for the Financial Services Division increased to $154.5 million in the year ended November 30, 2003 from $127.6 million last year. The significant increase in the Division’s mortgage and title operating earnings was primarily due to a strong refinance and housing environment in the year ended November 30, 2003, compared to 2002.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.3% in the year ended November 30, 2003, compared to 1.2% in 2002.

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Other Information

Earnings per share amounts and average shares outstanding for 2003 and 2002 have been adjusted to reflect the effect of the Company’s April 2003 10% Class B common stock distribution. Additionally, diluted earnings per share for the year ended November 30, 2003 included, for two quarters of the year, 4.5 million shares related to the Company’s 5.125% contingent convertible debt securities. These shares were not included in diluted earnings per share for the year ended November 30, 2002 because the contingencies were not met.

Prior year amounts contain reclassifications to conform to the 2003 presentation. These reclassifications have no impact on reported net earnings. In the year ended November 30, 2003, homebuilding results reflect reclassifications that have been made to interest expense (now included in cost of homes sold and cost of land sold), equity in earnings from unconsolidated partnerships and management fees and other income, net.

Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. Under the Lennar Family of Builders banner, the Company includes the following brand names: Lennar Homes, U.S. Home, Greystone Homes, Village Builders, Renaissance Homes, Orrin Thompson Homes, Lundgren Bros., Winncrest Homes, Patriot Homes, NuHome, Barry Andrews Homes, Concord Homes, Summit Homes, Cambridge Homes, Coleman Homes and Rutenberg Homes. The Company’s active adult communities are primarily marketed under the Heritage and Greenbriar brand names. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet access, cable television and alarm installation and monitoring services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

Some of the statements contained in this press release are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which the statements anticipate. Factors which may affect the Company’s results include, but are not limited to, changes in general economic conditions, the market for homes and prices for homes generally and in areas where the Company has developments, the availability and cost of land suitable for residential development, materials prices, labor costs, interest rates, consumer confidence, competition, terrorist acts or other acts of war, environmental factors and government regulations affecting the Company’s operations. See the Company’s Annual Report on Form 10-K for the year ended November 30, 2002 for a further discussion of these and other risks and uncertainties applicable to the Company’s business.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 AM Eastern time on December 16, 2003. The call will be broadcast live over the Internet and can be accessed through the Company’s web site at www.lennar.com. A replay of the conference call will be available later that day by calling 320-365-3844 and entering 712699 as the confirmation number.

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LENNAR CORPORATION

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

	Three Months Ended November 30,		Years Ended November 30,
	2003	2002(1)	2003	2002(1)
Revenues:
Homebuilding	$2,800,863	2,447,858	8,348,645	6,751,301
Financial services	135,336	153,325	558,974	484,219

Total revenues	$2,936,199	2,601,183	8,907,619	7,235,520

Homebuilding operating earnings	$457,926	344,042	1,164,089	834,056
Financial services operating earnings	33,592	47,402	154,453	127,611
Corporate general and administrative expenses	36,609	29,979	111,488	85,958

Earnings before provision for income taxes	454,909	361,465	1,207,054	875,709

Provision for income taxes	171,728	136,453	455,663	330,580

Net earnings	$283,181	225,012	751,391	545,129

Average shares outstanding:
Basic	78,331	70,536	73,667	70,165
Diluted	84,468	78,854	81,676	78,632

Earnings per share:
Basic	$3.62	3.19	10.20	7.77
Diluted	$3.38	2.87	9.30	7.01

Supplemental information:
Interest incurred (2)	$31,069	35,623	131,770	130,597
EBIT (3):
Earnings before provision for income taxes	$454,909	361,465	1,207,054	875,709
Interest	41,315	51,283	141,347	145,567

EBIT	$496,224	412,748	1,348,401	1,021,276

(1)	Certain prior year amounts have been reclassified to conform to the 2003 presentation.
(2)	Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(3)	EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings before provision for income taxes.

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LENNAR CORPORATION

Homebuilding Segment Information

(In thousands)

	Three Months Ended November 30,		Years Ended November 30,
	2003	2002(1)	2003	2002(1)
Revenues:
Sales of homes	$2,663,942	2,383,051	8,040,470	6,581,703
Sales of land	136,921	64,807	308,175	169,598

Total revenues	2,800,863	2,447,858	8,348,645	6,751,301

Costs and expenses:
Cost of homes sold	2,032,626	1,837,725	6,180,777	5,119,668
Cost of land sold	88,722	64,941	234,844	167,640
Selling, general and administrative	264,822	234,572	872,735	705,901

Total costs and expenses	2,386,170	2,137,238	7,288,356	5,993,209

Equity in earnings from unconsolidated partnerships	36,959	25,568	81,937	42,651
Management fees and other income, net	6,274	7,854	21,863	33,313

Operating earnings	$457,926	344,042	1,164,089	834,056

(1)	Certain prior year amounts have been reclassified to conform to the 2003 presentation.

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LENNAR CORPORATION

Summary of Deliveries, New Orders and Backlog by Region

(Dollars in thousands)

	Three Months Ended November 30,		At or for the Years Ended November 30,
	2003	2002	2003	2002
Deliveries:
East	3,752	3,167	10,348	9,296
Central	2,953	2,494	9,993	7,766
West	3,957	3,679	11,839	10,331

Total	10,662	9,340	32,180	27,393

Of the deliveries listed above, 206 and 768 deliveries relate to unconsolidated partnerships for the three months and year ended November 30, 2003, respectively, compared to 198 and 568 deliveries in the same periods last year.

New Orders:
East	2,587	2,182	11,640	10,192
Central	2,284	2,065	9,696	7,591
West	2,915	2,284	12,187	10,590

Total	7,786	6,531	33,523	28,373

Of the new orders listed above, 414 and 1,553 new orders relate to unconsolidated partnerships for the three months and year ended November 30, 2003, respectively, compared to 179 and 733 new orders in the same periods last year.

Backlog—Homes:
East	6,121	4,780
Central	2,416	2,713
West	5,368	4,615

Total	13,905	12,108

Of the homes in backlog listed above, 1,226 homes in backlog relate to unconsolidated partnerships at November 30, 2003, compared to 441 homes at November 30, 2002.

Backlog Dollar Value (including unconsolidated partnerships)	$3,887,300	3,200,206

Lennar’s market regions consist primarily of the following states:

East:	Florida, Maryland, Virginia, New Jersey, North Carolina and South Carolina

Central:	Texas, Illinois and Minnesota

West:	California, Colorado, Arizona and Nevada

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LENNAR CORPORATION

Supplemental Data

(Dollars in thousands)

	November 30,
	2003	2002
Senior notes and other debts payable	$1,552,217	1,585,309
Less: cash and cash equivalents	1,201,276	731,163

Net homebuilding debt	350,941	854,146

Net homebuilding debt	350,941	854,146
Stockholders’ equity	3,263,774	2,229,157

Total capital	3,614,715	3,083,303

Net debt to total capital (1)	9.7%	27.7%

(1)	Net debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash) divided by total capital (net homebuilding debt plus stockholders’ equity).